                        ITT EDUCATIONAL SERVICES, INC.
          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
               (AMOUNTS IN THOUSANDS, EXCEPT EARNINGS PER SHARE)


                                     Three Months Ended June 30,   Six Months Ended June 30,
                                     ----------------------------  -------------------------
                                       1996      1995                 1996           1995
                                       ----      ----                 ----           ----

Net income (loss)                     $   314   $  (224)             $ 5,149       $ 3,802
                                      =======   =======              =======       =======

Shares:
Weighted average number
 of shares of common
 stock outstanding                     18,000    18,000               18,000        18,000

Shares assumed issued
 (less shares assumed
 purchased for treasury)
 on stock options                         106        27                   88            23
                                      -------   -------              -------       -------

Outstanding equivalent shares
 for primary earnings per
 share calculation                     18,106    18,027               18,088        18,023
                                      =======   =======              =======      ========

Earnings (loss) per common share:     $   .02   $  (.01)             $   .29       $   .21
                                      =======   =======              =======       =======

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                                  Exhibit 11